As filed with the Securities and Exchange Commission on September 7, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-0958666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Ivan K. Fong, Esq.
Chief Legal Officer and Secretary
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Danielle Carbone, Esq.	John M. Adams, Jr., Esq.
Shearman & Sterling LLP	Associate General Counsel
599 Lexington Avenue	Cardinal Health, Inc.
New York, New York 10022	7000 Cardinal Place
(212) 848-8244	Dublin, Ohio 43017 (614) 757-5000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered(1)	Unit (1)	Offering Price (1)	fee(1)
Debt Securities
Common Shares, without par value
Preferred Shares, without par value

(1)	There are being registered hereunder such presently indeterminate number or principal amount of Cardinal Health, Inc. debt securities, common shares and preferred shares as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

COMMON SHARES
PREFERRED SHARES
DEBT SECURITIES

Cardinal Health may offer and sell from time to time, together or separately, the following securities:

(i) common shares,

(ii) preferred shares,

(iii) unsecured debt securities, or

(iv) any combination of these securities.

We will provide the terms of any offering and the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement or term sheet.

See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in Cardinal Health’s securities.

Cardinal Health’s common shares are listed on the New York Stock Exchange under the symbol “CAH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Cardinal Health may sell in one or more offerings any combination of Cardinal Health’s common shares, preferred shares, unsecured debt securities in one or more series, which may be senior or subordinated debt securities, or any combination of these securities. This prospectus provides you with a general description of the securities Cardinal Health may offer. Each time Cardinal Health sells securities, we will provide a prospectus supplement, which may be in the form of a term sheet, that will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

Because Cardinal Health is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), Cardinal Health may add to and offer additional securities including secondary securities by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained in this prospectus or any prospectus supplement and the information incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Cardinal Health is not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. The information appearing or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the date of this prospectus or any supplement to this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” or the “Company” refer to Cardinal Health, Inc. excluding its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our web site at http://www.cardinal.com under the heading “Investors.” Please note that all references to “http://www.cardinal.com” in this registration statement and prospectus and any prospectus supplement that accompanies this prospectus are inactive textual references only and that the information contained on our website is neither incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus or a prospectus supplement. The SEC allows us to “incorporate by reference” in this prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act

of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus and the accompanying prospectus supplement. We are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including the Current Reports on Form 8-K listed below), unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended June 30, 2007
Current Reports on Form 8-K	July 6, 2007, July 26, 2007 (Item 8.01 only), August 13, 2007 (amendment to the Current Report on Form 8-K filed on May 7, 2007)
Definitive Proxy Statement on Schedule 14A	Filed on October 3, 2006 for the 2006 Annual Meeting of Shareholders (other than the information set forth under the headings ‘‘Human Resources and Compensation Committee Report” and ‘‘Shareholder Performance Graph”)
Description of common shares contained in Registration Statement on Form 8-A	Filed August 19, 1994

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5222
Attention: Investor Relations

RISK FACTORS

Investing in Cardinal Health’s securities involves significant risks. Before you invest in Cardinal Health’s securities, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in Cardinal Health’s reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Cardinal Health’s filings with the SEC, including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	competitive pressures in the markets in which the Company operates, including pricing pressures;

•	the loss of, or default by, one or more key customers or suppliers, such as pharmaceutical or medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

•	changes in the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, or changes in the timing of generic pharmaceutical launches;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	future actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sale or result in seizures, injunctions and monetary sanctions;

•	injury to person or property resulting from our manufacturing, compounding, repackaging, information systems or pharmacy management services;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims, shareholder claims, derivative claims, or other legal proceedings;

•	uncertainties related to finalizing a settlement of the class-action securities litigation, including obtaining court approval of the settlement;

•	the costs, effects, timing or success of restructuring programs or plans;

•	downgrades of our credit ratings, and the potential that such downgrades could adversely affect our access to capital or increase our cost of capital;

•	increased costs for the components, compounds, raw materials or energy used by our manufacturing businesses or shortages in these inputs;

•	the risks of counterfeit products in the supply chain;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	failure to retain or continue to attract senior management or key personnel;

•	risks associated with international operations, including fluctuations in currency exchange costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	difficulties or delays in the development, production, manufacturing and marketing of new products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	disruption or damage to or failure of our information systems;

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions; and

•	other factors described in “Item 1A: Risk Factors” of the 2007 Form 10-K.

The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “target,” “intend,” “seek,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, except to the extent required under applicable law.

THE COMPANY

We are a leading provider of products and services that improve the safety and productivity of healthcare. We are one of the largest distributors of pharmaceuticals and medical supplies focusing on making supply chains more efficient. We distribute approximately one-third of all pharmaceuticals prescribed in the United States and also distribute and manufacture products that are used in approximately 50% of all surgeries in the United States. We develop market-leading technologies, including Alaris infusion pumps, Pyxis automated dispensing systems, MedMinedtm electronic infection surveillance, Viasys respiratory care products and the Care Fusiontm patient identification system. Our Pyxis and Alaris machines distribute approximately 8.5 million doses of medication every day. Customers include hospitals and clinics, some of the largest drug store chains in the United States and many other healthcare providers and retail outlets. We believe that our depth and breadth of products is unique in the industry and gives us a competitive advantage.

For additional information concerning our business and our financial results and condition, including capital requirements and external financing plans and pending legal and regulatory proceedings, please refer to the documents incorporated by reference in this prospectus.

The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

USE OF PROCEEDS

Except as we may describe otherwise in a prospectus supplement, we will use the proceeds from the sale of any offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, repurchases of Cardinal Health’s common shares, dividends and investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2003 through 2007 was as follows:

	Fiscal Year Ended June 30
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	6.4	10.0	10.8	20.2	16.8

The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and its consolidated subsidiaries into earnings before income taxes, discontinued operations and cumulative effect of changes in accounting plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense recorded on tax exposures has been recorded in income tax expenses and has therefore been excluded from the calculation.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of Cardinal Health’s capital stock. The following summary of the terms of Cardinal Health’s capital stock is not meant to be complete and is qualified by reference to Cardinal Health’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Cardinal Health’s Restated Code of Regulations, as amended (the “Regulations”), copies of which are incorporated by reference in the registration statement of which this prospectus is a part, which are the operative documents that establish these rights. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page 1 of this prospectus for information on how to obtain a copy of the Articles and Regulations.

The Articles authorize Cardinal Health to issue up to 750,000,000 common shares. On June 30, 2007, approximately 368.1 million common shares were issued and outstanding and approximately 124.9 million were held in treasury. The Articles also authorize Cardinal Health to issue up to 5,000,000 Class B common shares, none of which is outstanding or reserved for issuance, and 500,000 non-voting preferred shares, none of which is outstanding or reserved for issuance.

From time to time, Cardinal Health may issue additional authorized but unissued common shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general purposes. Those common shares will be available for issuance without action by Cardinal Health’s shareholders, unless action by the Cardinal Health shareholders is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which common shares may be listed in the future.

Common Shares

All of the outstanding common shares are fully paid and nonassessable. Holders of common shares do not have preemptive rights and have no right to convert their common shares into any other security. All common shares are entitled to participate equally and ratably in dividends, when and as declared by Cardinal Health’s board of directors. In the event of the liquidation of Cardinal Health, holders of common shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any preferred shares then outstanding. Holders of common shares are entitled to one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Class B common shares (if any are issued in the future) are entitled to one-fifth of one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Under certain circumstances, holders of Class B common shares have a right to a separate class vote. Under Ohio law, Cardinal Health shareholders are generally afforded the right to vote their common shares cumulatively for the election of nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

Preferred Shares

No shares of non-voting preferred shares are currently outstanding. Under the Articles, Cardinal Health’s board of directors, without further action by our shareholders, is authorized to issue up to 500,000 shares of non-voting preferred shares, without par value, in one or more series and to fix the designation, preferences, limitations and relative or other rights thereof, including the designation and authorized number of shares constituting each series, dividend rights, redemption rights, conversion rights and liquidation price. The issuance of preferred shares could adversely affect the holders of common shares. The issuance of preferred shares could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of Cardinal Health.

Anti-takeover Protections

The following summarizes certain provisions of the Ohio Revised Code (the “Ohio Law”) and of Cardinal Health’s Articles and Regulations, which may have the effect of prohibiting, raising the costs of, or otherwise impeding, a change of control of Cardinal Health, whether by merger, consolidation or sale of assets or stock (by tender offer or otherwise), or by other methods.

Board of Directors

Cardinal Health’s board of directors currently consists of sixteen members. The Regulations provide that the number of directors may be increased or decreased by action of the board of directors upon the majority vote of the board, but in no case may the number of directors be fewer than nine or more than sixteen without an amendment approved by the affirmative vote of the holders of shares representing not less than 75% of the voting power with respect to that proposed amendment. In August 2007, the board of directors approved an amendment to the Regulations to reduce the vote required to approve such amendment, and certain other matters requiring a supermajority vote, to the holders of shares representing a majority of the voting power. The board plans to submit the amendment for the required shareholder approval at the 2007 annual meeting of shareholders on November 7, 2007 (the “Proposed Regulation Amendment”).

Until the Regulations were amended at the 2005 annual meeting of shareholders, Cardinal Health’s board of directors was divided into three classes, and directors were elected to three-year terms. Beginning at the 2006 annual meeting of shareholders, directors are elected to one-year terms. Directors who had been elected previously for three-year terms expiring beyond the 2006 annual meeting will serve the balance of their respective terms. When these terms expire at the 2007 and 2008 annual meetings of shareholders, the directors elected at such meetings will be elected to one-year terms, resulting in a declassified board of directors, with all directors subject to annual election, as of the conclusion of the 2008 annual meeting of shareholders.

With respect to directors serving three-year terms expiring beyond the 2006 annual meeting of shareholders, the Ohio Law provides that shareholders of an “issuing public corporation,” which definition includes Cardinal Health, whose board of directors is classified may remove a director from office only for cause. The Regulations require that any proposal either to remove a director during his term of office or to further amend the Regulations relating to the classification or removal of directors be approved by the affirmative vote of the holders of shares representing not less than 75% of the voting power with respect to such proposal (subject to certain exceptions required under state law when votes sufficient to elect a director under cumulative voting have been cast against the removal of such director). Under the Proposed Regulation Amendment, the vote required to effect such removal or amendment would be reduced to a majority of the voting power (subject to certain exceptions required under state law when votes sufficient to elect a director under cumulative voting have been cast against the removal of such director). The board of directors may fill any vacancy with a person who will serve until the shareholders hold an election to fill the vacancy.

Certain Anti-Takeover Provisions of Ohio Law

Chapter 1704 of the Ohio Law provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation, in either case, prior to the date the interested shareholder became an interested shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the Ohio Law; (ii) if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by such section; or (iii) if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange. The Articles do not contain a provision electing not to be governed by Chapter 1704.

Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, a “control share acquisition” of an issuing public corporation can be made only with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Although Cardinal Health is an issuing public corporation, the Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law do not apply to it.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare Trust Co., Inc. (formerly EquiServe Trust Company), Providence, Rhode Island.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general terms and provisions of the debt securities that Cardinal Health may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of the debt securities that Cardinal Health may offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that Cardinal Health has provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Cardinal Health. The debt securities will be issued pursuant to an indenture that Cardinal Health will enter into with a trustee, which, unless otherwise indicated in the applicable prospectus supplement, will be The Bank of New York Trust Company, N.A. When Cardinal Health refers to the “indenture” in this prospectus, Cardinal Health is referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against Cardinal Health if Cardinal Health defaults on its obligations under the indenture. Second, the trustee performs certain administrative duties for Cardinal Health with respect to the debt securities.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part. If this summary refers to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. Cardinal Health urges you to read the applicable indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

In this section, “Cardinal Health” refers to Cardinal Health, Inc., excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The indenture does not limit the amount of debt securities or any other debt Cardinal Health may incur. The indenture provides that the debt securities may be issued from time to time in one or more series. The debt securities may have the same or various maturities. The debt securities may be issued at par, at a premium or with original issue discount. Cardinal Health may also reopen a previous issue of securities and issue additional securities of the series. The debt securities will be unsecured obligations of Cardinal Health. Senior debt securities will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of Cardinal Health’s unsecured and senior indebtedness. Unless otherwise specified in a prospectus supplement, a default in Cardinal Health’s obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the debt securities to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary.

The prospectus supplement relating to any series of debt securities will, among other things, describe the following terms, where applicable:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities;

•	The total principal amount of the debt securities and any limit on the total principal amount of the debt securities of the series;

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

•	The date or dates, or how the date or dates will be determined, when the principal of the debt securities will be payable;

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	Any optional redemption provisions;

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable;

•	Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued;

•	The applicability of the provisions of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	Whether the securities are subordinated and the terms of such subordination;

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	Any changes or additions to the events of default or covenants contained in the indenture;

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions; and

•	Any other material terms of the debt securities.

Unless otherwise specified in a prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without service charge, at the office of the trustee under the indenture. Interest on any series of the debt securities will be payable on the interest payment dates to the persons in whose names the debt securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

The debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount which may be substantially below their stated principal amount (“Original Issue Discount Securities”). The applicable prospectus supplement may describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of Cardinal Health’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles practiced in the United States of America.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

•	our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

“Financing Subsidiary” means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

•	the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

•	the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

•	any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection with it.

“Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

“Net Worth” means, as of any date of determination, the total shareholder’s equity of Cardinal Health and its Subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an event of default.

“Rate Hedging Obligations” means any and all obligations of anyone arising under:

•	any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions; and

•	any and all cancellations, buybacks, reversals, terminations or assignments of the same.

“Restricted Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, and as amended from time to time.

“Senior Funded Indebtedness” means any of Cardinal Health’s Funded Indebtedness that is not subordinated in right of payment to any of Cardinal Health’s other Indebtedness.

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interests having voting power (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

“Yield to Maturity” means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

Certain Covenants

The following is a summary of the material covenants contained in the indenture.

Limitation on Liens

So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “liens”) of or upon any assets of Cardinal Health or any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) liens existing on the date of the indenture;

(b) liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

(c) liens on assets existing at the time Cardinal Health or a Consolidated Subsidiary acquires them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets, or, in the case of real property, construction or improvements thereon, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of construction or improvements) or commencement of full operation of such asset, whichever is later, provided that the lien shall not apply to any assets theretofore owned by Cardinal Health or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

(e) liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

(f) liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

(h) certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

(i) certain pledges, deposits or liens made or arising under workers’ compensation or similar legislation or in certain other circumstances;

(j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

(k) liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in Cardinal Health’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

(l) liens on any assets of a Financing Subsidiary.

Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien, without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Net Worth.

Limitations on Subsidiary Debt

Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing restrictions will not apply to the incurrence of:

(a) Indebtedness outstanding on the date of the indenture;

(b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

(c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

(d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

(e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

(g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers’ acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

(i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after the date of the indenture;

(j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

(k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

(l) Indebtedness incurred by any Financing Subsidiary; and

(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above (the “Refinancing Indebtedness”), provided that:

(i) the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

(ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Net Worth.

Limitation on Sale and Lease-back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

•	Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes; or

•	the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health’s board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of Net Worth.

Merger, Consolidation, Sale, Lease or Conveyance

Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	Cardinal Health will be the continuing corporation; or

•	(a) the successor corporation or person that acquires all or substantially all of Cardinal Health’s assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health’s obligations under the indenture and the notes; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

Modification of the Indenture

Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of at least a majority of the principal amount of the outstanding debt securities of each series affected by the modification. Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

(1) extend the final maturity of any of the debt securities;

(2) reduce the principal amount;

(3) reduce the rate or extend the time of payment of interest;

(4) reduce any amount payable on redemption;

(5) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity;

(6) reduce the amount of an Original Issue Discount Security provable in bankruptcy; or

(7) impair or affect the right of any holder of the debt securities to institute suit for payment.

In addition, the consent of all holders of the debt securities is required to reduce the percentage of consent required to effect any modification.

Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

(1) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

(2) to evidence the succession of another corporation, partnership, limited liability company, business trust, trust or other legal entity to Cardinal Health and the assumption by the successor corporation, partnership, limited liability company, business trust, trust or other legal entity of the covenants, agreements and obligations of Cardinal Health;

(3) to add to Cardinal Health’s covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

(4) to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

(5) to establish the form or terms of the debt securities;

(6) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee;

(7) to add to or change any of the provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

(8) to supplement any of the provisions of the indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of any holder of an outstanding debt security of such series or any other outstanding debt security in any material respect; or

(9) to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement will materially adversely affect the interests of the holders of any debt securities then outstanding.

Events of Default

The following constitute events of default under the indenture with respect to each series of debt securities:

(1) failure to pay principal of and premium, if any, on any debt securities of such series when due;

(2) failure to pay interest on any debt securities of such series when due for 30 days;

(3) failure to perform any other covenant or agreement of Cardinal Health in the debt securities of such series or the indenture for 90 days after written notice to Cardinal Health specifying that such notice is a “notice of default” under the indenture;

(4) failure to pay any sinking fund installment when due on any debt securities of such series;

(5) certain events of bankruptcy, insolvency, or reorganization of Cardinal Health; and

(6) any other event of default provided in the supplemental indenture or resolutions of Cardinal Health’s board of directors of any debt securities of such series.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), (4) or (6) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of the debt securities to be due and payable immediately.

If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions, including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

A default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

No holder of the debt securities of a series may institute any action against Cardinal Health under the indenture unless:

(1) that holder gives to the trustee advance written notice of default and its continuance;

(2) the holders of not less than 25% in principal amount of the debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3) that holder or holders has offered the trustee reasonable indemnity;

(4) the trustee, during such 60-day period, has not instituted such action within 60 days of such request; and

(5) the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

(1) Cardinal Health has paid all sums payable by it under the indenture; or

(2) Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

(3) all the debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and

(4) the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

Defeasance

The term “defeasance,” as used in the indenture, means discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due at maturity or on a redemption date of the securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the securities of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

To exercise such option, we are required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. We must also deliver any ruling received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

Cardinal Health may issue the debt securities in registered form, in which case Cardinal Health may issue them either in book-entry form only or in “certificated” form. Cardinal Health will issue registered debt securities in book-entry form only, unless it specifies otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

Cardinal Health also will have the option of issuing debt securities in non-registered form, as bearer securities, if Cardinal Health issues the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to Cardinal Health’s maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

Cardinal Health will issue registered debt securities in book-entry form only, unless Cardinal Health specifies otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, Cardinal Health will recognize only the depositary or its nominee as the holder of the debt securities, and Cardinal Health will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that Cardinal Health issues debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, Cardinal Health will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and Cardinal Health will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from Cardinal Health to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

Cardinal Health’s obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or Cardinal Health, run only to the registered holders of the debt securities. Cardinal Health does not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because Cardinal Health is issuing the debt securities only in global form.

For example, once Cardinal Health makes a payment or gives a notice to the registered holder of the debt securities, Cardinal Health has no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if Cardinal Health wants to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve Cardinal Health of the consequences of a default or of our obligation to comply with a particular provision of an indenture), Cardinal Health would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

Notwithstanding the above, when Cardinal Health refers to “you” or “your” in this prospectus, Cardinal Health is referring to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. When Cardinal Health refers to “your debt securities” in this prospectus, Cardinal Health means the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, Cardinal Health urges you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that Cardinal Health deposits with and registers in the name of a financial institution or its nominee that Cardinal Health selects. The financial institution that Cardinal Health selects for this purpose is called the depositary. Unless Cardinal Health specifies otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that Cardinal Health issues in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. Cardinal Health describes those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor Cardinal Health have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor Cardinal Health supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. Cardinal Health does not monitor and is not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. Cardinal Health has described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•	if the depositary notifies Cardinal Health that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and Cardinal Health does not appoint another institution to act as depositary within 90 days of such notification;

•	if Cardinal Health notifies the trustee that it wishes to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not Cardinal Health or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. Cardinal Health has appointed the trustee to act as its agent for registering debt securities in the names of holders transferring debt securities. Cardinal Health may appoint another entity to perform these functions or perform them itself.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if Cardinal Health’s transfer agent is satisfied with the holders proof of legal ownership.

If Cardinal Health has designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. Cardinal Health may appoint additional transfer agents or cancel the appointment of any particular transfer agent. Cardinal Health may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and Cardinal Health redeems less than all the debt securities of that series, Cardinal Health may block the transfer or exchange of those debt securities during the period beginning 15 days before the day Cardinal Health mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Cardinal Health may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that Cardinal Health will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, Cardinal Health will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. Cardinal Health will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which Cardinal Health will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because Cardinal Health will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

Cardinal Health will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under ‘‘— Global Securities” above.

Payments on Certificated Securities

Cardinal Health will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. Cardinal Health will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, Cardinal Health will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, Cardinal Health will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Governing Law

The indenture is governed by New York law.

The Trustee

The trustee under the indenture is The Bank of New York Trust Company, N.A. The trustee serves as trustee for Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.25% Notes due 2008, 6.75% Notes due 2011, Floating Rate Notes due 2009 and 5.80% Notes due 2016. The trustee also serves as trustee for Allegiance Corporation’s 7.80% Debentures due 2016 and 7.00% Debentures due 2026, which are guaranteed by Cardinal Health.

VALIDITY OF THE SECURITIES

The validity of the offered securities will be passed upon for us by John M. Adams, Jr., Esq., Associate General Counsel of Cardinal Health, Inc. and Shearman & Sterling LLP, New York, New York. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Cardinal Health, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule appearing therein), and Cardinal Health’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 included therein and incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and the schedule and management’s assessment are, and audited consolidated financial statements and the schedule and Cardinal Health’s management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the schedule and management’s assessments to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

Cardinal Health may sell the offered securities:

•	through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

•	through underwriters or dealers on a negotiated basis;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Cardinal Health from such sale, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of any offered securities, Cardinal Health will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

If a dealer is utilized in the sale of any offered securities, Cardinal Health will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by Cardinal Health and sales thereof may be made by Cardinal Health directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

Cardinal Health may indemnify our agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than Cardinal Health’s common shares, which are listed on the New York Stock Exchange, will be new issues with no established trading market. Cardinal Health may elect to list any series of securities on an exchange, and in the case of Cardinal Health’s common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Cardinal Health shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Amount

SEC Registration Fee	$(1)
*Stock Exchange Listing Fee	75,000
*Trustees expenses	30,000
*Printing and engraving	100,000
*Services of counsel	250,000
*Services of independent public accountants	100,000
*Rating agency fees	2,500,000
*Blue Sky fees and expenses	5,000
*Miscellaneous	50,000

Total	$3,110,000

*	Estimated

(1)	Deferred in reliance upon Rule 456(b) and 457(r).

Item 15.	Indemnification of Officers and Directors

Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

Article 6 of the Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. The Regulations provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal Health or the shareholders of Cardinal Health or otherwise as provided in Section 1701.13(E) of the Ohio Law, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal Health; (b) in any action, suit, or proceeding by or in the right of Cardinal Health, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal Health; and (c) with respect to any criminal action or proceeding, they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

Cardinal Health has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal Health does not maintain directors’ and officers’ liability insurance, Cardinal Health will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee, or agent of Cardinal Health, or at the request of Cardinal Health as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal Health for that advancement if it is ultimately determined that the executive officer or director is not entitled to the indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (i) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (ii) if a final court of adjudication shall determine that such indemnification is not lawful; or (iii) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (iv) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (v) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of Cardinal Health or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal Health); or (vi) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal Health maintains a directors’ and officers’ insurance policy which insures the officers and directors of Cardinal Health from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal Health.

Item 16.	Exhibits

Exhibit
Number	Description

1	Form of Underwriting Agreement (1)
4.1	Form of Indenture between Cardinal Health and The Bank of New York Trust Company, N.A.
4.2	Cardinal Health, Inc. Amended and Restated Articles of Incorporation, as amended (2)
4.3	Cardinal Health, Inc. Restated Code of Regulations (3)
4.4	Form of Debt Securities
4.5	Specimen of Certificate for Common Shares (4)
4.6	Specimen of Certificate for Preferred Shares (1)
5.1	Opinion of Shearman & Sterling LLP as to validity of debt securities
5.2	Opinion of John M. Adams, Jr., Esq., Associate General Counsel of Cardinal Health, Inc. as to validity of common shares and preferred shares
12	Computation of Ratio of Earnings to Fixed Charges (5)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
23.3	Consent of John M. Adams, Jr., Esq., Associate General Counsel of Cardinal Health, Inc. (included in Exhibit 5.2)
24	Powers of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(3)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.

(4)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.

(5)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (File No. 1-11373) and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on September 7, 2007.

CARDINAL HEALTH, INC.

By:	/s/ R. Kerry Clark
R. Kerry Clark, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Kerry Clark, Ivan K. Fong and Jeffrey W. Henderson, and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file any and all amendments (including any post effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 7, 2007.

Name	Title

/s/ R. Kerry Clark R. Kerry Clark	President and Chief Executive Officer (principal executive officer) and Director

/s/ Jeffrey W. Henderson Jeffrey W. Henderson	Chief Financial Officer (principal financial officer)

/s/ Stuart G. Laws Stuart G. Laws	Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Colleen F. Arnold Colleen F. Arnold	Director

/s/ George H. Conrades George H. Conrades	Director

/s/ Calvin Darden Calvin Darden	Director

/s/ John F. Finn John F. Finn	Director

Name	Title

/s/ Philip L. Francis Philip L. Francis	Director

/s/ Robert L. Gerbig Robert L. Gerbig	Director

/s/ Gregory B. Kenny Gregory B. Kenny	Director

/s/ J. Michael Losh J. Michael Losh	Director

/s/ John B. McCoy John B. McCoy	Director

/s/ Richard C. Notebaert Richard C. Notebaert	Director

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director

/s/ David W. Raisbeck David W. Raisbeck	Director

/s/ Jean G. Spaulding, M.D. Jean G. Spaulding, M.D.	Director

/s/ Matthew D. Walter Matthew D. Walter	Director

/s/ Robert D. Walter Robert D. Walter	Director

EXHIBIT INDEX

Exhibit
Number	Description

1	Form of Underwriting Agreement (1)
4.1	Form of Indenture between Cardinal Health and The Bank of New York Trust Company, N.A.
4.2	Cardinal Health, Inc. Amended and Restated Articles of Incorporation, as amended (2)
4.3	Cardinal Health, Inc. Restated Code of Regulations (3)
4.4	Form of Debt Securities
4.5	Specimen of Certificate for Common Shares (4)
4.6	Specimen of Certificate for Preferred Shares (1)
5.1	Opinion of Shearman & Sterling LLP as to validity of debt securities
5.2	Opinion of John M. Adams, Jr., Esq., Associate General Counsel of Cardinal Health, Inc. as to validity of common shares and preferred shares
12	Computation of Ratio of Earnings to Fixed Charges (5)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
23.3	Consent of John M. Adams, Jr., Esq., Associate General Counsel of Cardinal Health, Inc. (included in Exhibit 5.2)
24	Powers of Attorney (included on signature page)
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (File No. 1-11373) and incorporated herein by reference.

(3)	Included as an exhibit to Cardinal Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (File No. 1-11373) and incorporated herein by reference.

(4)	Included as an exhibit to Cardinal Health’s Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.

(5)	Filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (File No. 1-11373) and incorporated herein by reference.